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As filed with the Securities and Exchange Commission on February 13, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRISTOL WEST HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3994449 (I.R.S. Employer Identification Number)
5701 Stirling Road Davie, Florida 33314 (954) 316-5200 (Address, including zip code, and telephone number, including area code, of principal executive offices)

1998 Stock Option Plan for Management and
Key Employees of Bristol West Holdings, Inc. and Subsidiaries

and

2004 Stock Incentive Plan for Bristol West Holdings, Inc. and Subsidiaries
(Full Title of the Plan)

Alexis S. Oster, Esq.
5701 Stirling Road
Davie, Florida 33314
(954) 316-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copies to:
John B. Tehan, Esq.
Gary L. Horowitz, Esq.
Simpson Thacher & Bartlett
425 Lexington Avenue
New York, New York 10017

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(a)	Proposed maximum aggregate offering price(a)	Amount of registration fee

Common stock, no par value	5,206,520 shares	$15.18	$79,034,974	$10,014

(a)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price and the amount of registration fee have been computed as follows: (a) with respect to 2,100,016 shares of common stock as to which outstanding options were granted prior to the date of this Registration Statement, the registration fee is based on the weighted average exercise price per share of $4.27 and (b) with respect to the balance of 3,106,504 shares being registered, the registration fee is based on a price of $22.55 per share, which is the average of the high and low prices of the common stock on the New York Stock Exchange on February 12, 2004 (within 5 business days before the filing date of this Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information.

        Not required to be filed in this registration statement.*

Item 2.    Registrant Information and Employee Plan Annual Information.

        Not required to be filed in this registration statement.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Act") and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents that the registrant has filed with the Securities and Exchange Commission (the "Commission") pursuant to the Act, as amended (the "Exchange Act"), are hereby incorporated by reference in this registration statement:

  (a)
  the registrant's 424(b) Prospectus (Registration No. 333-111259) filed on February 12, 2004; and

  (b)
  the description of the registrant's capital stock incorporated by reference in the registrant's registration statement on Form 8-A, filed on February 5, 2004.

        All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Bristol West Holdings, Inc. (the "Registrant") is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        The Registrant's Amended and Restated Certificate of Incorporation provides that except as otherwise provided by the DGCL, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Registrant's Amended and Restated Bylaws also provides that the Registrant will indemnify its directors and officers, as specified in its Amended and Restated Certificate of Incorporation. In addition, to the fullest extent permitted by the DGCL, the Registrant will indemnify any current or former director or officer of the Registrant and may, at the discretion of the board of directors, indemnify any current or former employee or agent of the Registrant against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Registrant or otherwise, to which he was or is a party by reason of his current or former position with the Registrant or by reason of the fact that he is or was serving, at the request of the Registrant, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise.

        The Registrant has also obtained officers' and directors' liability insurance, which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of the registrant's Form S-1 Registration Statement No. 111259)
4.2
Registration Rights Agreement, dated as of July 10, 1998, between the Registrant and Bristol West Associates LLC (incorporated by reference to Exhibit 4.2 of the registrant's Form S-1 Registration Statement No. 111259)
4.3
Shareholder Subscription Agreement, dated as of July 9, 1998, between the Registrant and Fisher Capital Corp. LLC (incorporated by reference to Exhibit 4.3 of the registrant's Form S-1 Registration Statement No. 111259)
4.4
Sale Participation Agreement, dated as of July 9, 1998, among KKR Partners II, L.P., KKR 1996 Fund L.P., Bristol West Associates LLC and Fisher Capital Corp. LLC (incorporated by reference to Exhibit 4.4 of the registrant's Form S-1 Registration Statement No. 111259)
4.5	Form of Stockholder Agreement for Senior Management (incorporated by reference to Exhibit 4.5 of the registrant's Form S-1 Registration Statement No. 111259)
4.6	Form of Stockholder Agreement for Employees (incorporated by reference to Exhibit 4.6 of the registrant's Form S-1 Registration Statement No. 111259)
4.7	Form of Sale Participation Agreement (incorporated by reference to Exhibit 4.7 of the registrant's Form S-1 Registration Statement No. 111259)
5.1	Opinion of Simpson Thacher & Bartlett LLP
23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included in the signature page to the registration statement)

Item 9.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Davie, state of Florida on February 13, 2004.

BRISTOL WEST HOLDINGS, INC. (Registrant)
By:	/s/ JAMES R. FISHER
Name: James R. Fisher Title: Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James R. Fisher, Randy Sutton and Alexis S. Oster or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, in connection with this registration statement, to sign any and all amendments or supplements to the registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 13th day of February, 2004.

Signature	Title

/s/ JAMES R. FISHER James R. Fisher	Chairman, Chief Executive Officer Director (Principal Executive Officer)
/s/ RANDY SUTTON Randy D. Sutton	Chief Financial Officer (Principal Financial Officer)
/s/ MARIA AGUILERA Maria E. Aguilera	Controller
/s/ PERRY GOLKIN Perry Golkin	Director
/s/ TODD A. FISHER Todd A. Fisher	Director
/s/ SCOTT C. NUTTALL Scott C. Nuttall	Director

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PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY